Exhibit 99.2

Vornado Press Release

CONTACT:	JOSEPH MACNOW
(201) 587-1000

210 Route 4
East
Paramus, NJ
07652

FOR IMMEDIATE RELEASE – March 17, 2005

Vornado Enters Into Venture to Acquire Toys “R” Us

PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE:VNO) today announced that it has entered into an agreement to provide approximately $450 million of equity for a one-third interest in a joint venture to be owned equally with Bain Capital and Kohlberg, Kravis, Roberts & Co. to acquire Toys “R” Us, Inc. (NYSE:TOY).  The venture has signed a definitive merger agreement to acquire all of the outstanding equity of Toys ”R” Us, Inc. for $26.75 per share in cash or approximately $6.6 billion, which was approved by the Board of Directors of Toys “R” Us, Inc.

This investment will be recorded under the equity method of accounting and will not be consolidated.

Toys ”R” Us, Inc. reported sales of $11 billion last year in 1,500 stores worldwide; including 681 toy stores and 218 Babies “R” Us stores in the United States and 601 international toy stores, including licensed and franchise stores.

The obligation of the Company to fund its equity commitment is conditioned upon the merger closing which is expected in the third quarter of 2005.  The merger is subject to the approval of the stockholders of Toys ”R” Us, Inc., and other customary conditions.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.